Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

____________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

____________________

JMG EXPLORATION, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	20-1373949 (I.R.S. Employer Identification No.)

2200, 500-4th Avenue S.W.

Calgary, Alberta Canada T2P 2V6

(Address, including zip code,
of registrant’s principal executive offices)
____________________

JMG Exploration, Inc. Equity Compensation Plan

(Full title of the plan)
____________________

JMG Exploration Inc.

Suite 2600, 500 4th Avenue SW

Calgary, Alberta Canada

T2P 2V6

(Name, address and telephone number,
including area code, of agent for service of process)

____________________

Copies to:

Kimberley Anderson
Dorsey & Whitney LLP
U.S. Bank Center
1420 5th Ave, Suite 3400
Seattle WA 98101-4010
(206) 903-8800
____________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.001 per share	443,083 shares issuable pursuant to options outstanding under the Plan 65.600 shares issuable pursuant to options that may be granted under the Plan	$5.00 $5.00(2)	$2,215,415 $328,000	$237.05 $35.10
Total	508,683	$5.00	$2,543,415	$272.15

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such additional number of shares available for issuance under the plan as may be required pursuant to the plan in the event of a stock dividend, stock split, recapitalization or other similar event, or as otherwise provided for in the plan.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended.  The proposed maximum aggregate offering price is based upon the average of the high and low prices of the Registrant’s Common Stock as quoted on the Pacific Stock Exchange on June 28, 2006.

INTRODUCTORY STATEMENT

This Registration Statement on Form S-8 (this “Registration Statement”) relates to common shares (the “Common Shares”) of JMG Exploration, Inc. (the “Company”) issuable pursuant to the Company’s Equity Compensation Plan (the “Plan”).  The Common Shares issuable pursuant to the Plan have not been previously registered.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by the Company, are incorporated by reference in this Registration Statement, as of their respective dates:

(a)

the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed on April 6, 2006 with its Amendment No. 1 filed on April 10, 2006 and Amendment No. 2 filed on June 29, 2006;

(b)

the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 filed on May 15, 2006;

(c)

the Company’s Current Reports on Form 8-K filed on March 1, 2006, March 23, 2006, April 7, 2006, May 16, 2006 and June 8, 2006; and

(d)

the Company’s Registration Statement on Form 8-A filed on October 29, 2004 with its amendment No. 1 filed on August 1, 2005 to register on Archipelago Stock Exchange 3,800,000 Common Shares underlying the 1,900,000 units of Common Shares and warrants offered at $4.00 per unit.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4.

Description of Securities.

Not applicable.

Item 5.

Interests of Named Experts and Counsel.

Not applicable.

Item 6.

Indemnification of Directors and Officers.

Nevada Business Corporations Act permits a corporation, under specified circumstances, to indemnify its directors and officers against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors or officers of the corporation, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful.  In a derivative action, that is, one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors or  officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to the Company’s articles of incorporation, no director or officer shall be personally liable to this corporation or any stockholder for damages for breach of fiduciary duty as a director or officer, except that this shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law or (ii) the payment of dividends in violations of Section 78.300 of Nevada Revised Statutes.  If the Nevada Business Corporations Act is thereafter amended or interpreted to eliminate or limit further the personal liability of directors or officers, then the liability of all directors and officers shall be eliminated or limited to the full extent then so permitted.

Pursuant to the Company’s bylaws, the Company shall indemnify any director or officer who is a party, or is threatened to be made a party, to any proceeding against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful.  Notwithstanding the foregoing, if a director or officer is a party or is threatened to be made a party to a proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was an agent of the Company, no indemnification shall be made for any of the following:

•

In respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation in the performance of such person’s duty to the corporation and its shareholders unless the court determines that such person is entitled to indemnity or expenses;

•

Of amounts paid in settling or otherwise disposing of a proceeding without court approval; or

•

 Of expenses incurred in defending a proceeding which is settled or otherwise disposed of without court approval.

Item 7.

Exemption from Registration Claimed.

Not applicable.

Item 8.

Exhibits.

Exhibit Number	Description
4.1	JMG Exploration, Inc. Equity Compensation Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Form SB-2 filed on October 29, 2004).
5.1	Opinion of Sklar Warren Conway & Williams LLP
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	Consent of Ernst & Young LLP. (contained in Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney.

Item 9.

Undertakings.

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Alberta, Canada, on June 29, 2006.

JMG EXPLORATION, INC.

By: /s/Joanne R. Finnerty

       Joanne R. Finnerty

      Chief Financial Officer

Pursuant to the requirements of the Securities act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures

Title

   /s/ Joanne R. Finnerty

Chief Financial Officer
Joanne R. Finnerty

(principal financial and accounting officer)

   /s/ Reginald Greenslade

Chairman, Director, CEO
Reginald Greenslade

   /s/ Reuben Sandler

Director
Reuben Sandler, Ph.D.

   /s/ Thomas J. Jacobsen

Director
Thomas J. Jacobsen

   /s/ Donald P Wells

Director
Donald P. Wells

   Joseph W. Skeehan

Director
Joseph W. Skeehan

EXHIBIT INDEX

JMG Exploration, Inc.

Exhibit Number	Description
4.1	JMG Exploration, Inc. Equity Compensation Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Form SB-2 filed on October 29, 2004).
5.1	Opinion of Sklar Warren Conway & Williams LLP.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	Consent of Ernst & Young LLP, (contained in Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney.